EXHIBIT 99.1
ANALOG DEVICES WELCOMES RICHARD BEYER TO BOARD OF DIRECTORS
NORWOOD, Massachusetts – Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Richard Beyer has been elected as a Director of the Company.
“We are honored to have Rich bring his decades of experience in the semiconductor industry as well as his extensive executive leadership experience to ADI’s board of directors,” said Ray Stata, ADI Chairman of the Board.
Mr. Beyer has a distinguished and longstanding record of leadership in the semiconductor industry, most recently as chairman and chief executive officer (CEO) of Freescale Semiconductor, Inc. from 2008 to 2012.  Prior to that, he held the position of CEO at Intersil Corporation from 2002 to 2008 and at Elantec Semiconductor, Inc. from 2000 to 2002. Mr. Beyer also served in senior management roles at VLSI Technology, National Semiconductor, and Rockwell International. Mr. Beyer earned bachelors and masters degrees from Georgetown University and an MBA from Columbia University Graduate School of Business. He also served three years as an officer in the United States Marine Corps.
About Analog Devices
Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is included in the S&P 500 Index.